Exhibit 4.6
Teton Energy Corporation
410 17th Street, Suite 1850
Denver, CO 80202
                    , 2008
To each Purchaser identified on the signature pages hereto
Re:	Teton Energy Corporation — Securities Purchase Agreement dated as of June 9, 2008 (the “Purchase Agreement”)
Gentlemen:
     Reference is made to the Purchase Agreement, a copy of the form of which is attached hereto as Exhibit A. Capitalized terms not otherwise defined in this letter of amendment (“Letter Agreement”) have the respective meanings ascribed to them in the Purchase Agreement.
     This Letter Agreement confirms our recent conversations.
     In consideration of the covenants set forth in this Letter Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and holders holding at least 67% in interest of the Securities then outstanding hereby agree pursuant to Section 5.5 of the Purchase Agreement as follows:
(a)	The definitions of the terms “Debentures” and “Transaction Documents” set forth in Section 1.1 of the Purchase Agreement are hereby modified to read as follows:

“Debentures” means the 10.75% Secured Convertible Debentures due, subject to the terms therein, 5 years from their date of issuance, issued by the Company to the Purchasers hereunder, in the form of Exhibit A attached hereto and after the exchange described in Section 4.17(b) hereof, “Debentures” shall mean the “Exchanged Debentures.”

“Transaction Documents” means this Agreement, the Debentures, the Registration Rights Agreement, the Security Agreement, the Intercreditor and Subordination Agreement, the Mortgages, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.”

Letter Agreement
                    , 2008

(b)	Section 4.5 of the Purchase Agreement is hereby modified to read as follows:

“4.5 Conversion Procedures. Until the Debentures are exchanged for Exchanged Debentures, the form of Notice of Conversion included in the Debentures set forth the totality of the procedures required of the Purchasers in order to convert the Debentures. No additional legal opinion, other information or instructions shall be required of the Purchasers to convert their Debentures. The company shall honor conversions of the Debentures and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents. After the exchange of Debentures for Exchanged Debentures, the procedures required of the Purchasers in order to convert the Exchanged Debentures shall be as set forth in the indenture pursuant to which the Exchanged Debentures are issued.”

(c)	Section 4.18 of the Purchase Agreement is hereby modified to read as follows:

“Appointment of Subordinated Noteholder Representative. Each Purchaser hereby appoints The Bank of New York Mellon Trust Company, N.A., as Subordinated Noteholder Representative under the Security Documents and the other Transaction Documents, with full authority to execute and deliver each of such agreements on behalf of the Purchaser as such Purchaser’s attorney-in-fact for such purpose only, and to have all rights, powers and indemnities of the Subordinated Noteholder Representative as set forth therein.”

(d)	Section 5.4 of the Purchase Agreement is hereby amended by adding at the end thereof the following sentence:

“Upon the effectiveness of the appointment of The Bank of New York Mellon Trust Company, N.A. as Subordinated Noteholder Representative, the address for notices and communications to the Subordinated Noteholder Representative shall be The Bank of New York Mellon Trust Company, N.A., 601 Travis Street, 18th Floor, Houston, Texas 77002, Attention: Corporate Trust Services, re: Teton Energy Corporation or such other address as the Subordinated Noteholder Representative may designate from time to time.”

(e)	The Security Documents and the other Transaction Documents are hereby amended mutatis mutandis to reflect the appointment of The Bank of New York Mellon Trust Company, N.A. as Subordinated Noteholder Representative in accordance with the terms of this Letter Agreement. To this end, the Subordinated

Letter Agreement
                    , 2008

Noteholder Representative is hereby authorized to execute and deliver on behalf of each Purchaser revised agreements, which reflect amendments and other modifications consistent with the provisions hereof, such as the substitution of The Bank of New York Mellon Trust Company, N.A. for Whitebox Teton, Ltd. as collateral agent for the Subordinated Holders under the Amended and Restated Intercreditor and Subordination Agreement.

(f)	Each party hereto (other than Whitebox Advisors, LLC and Whitebox Teton, Ltd.) on behalf of itself and its successors and assigns hereby confirms that it has no claims against Whitebox Advisors, LLC or Whitebox Teton, Ltd. under the Security Documents or the other Transaction Documents, and to the extent there arises any such claims, the affected party on behalf of itself and its successors and assigns hereby forever waives and releases any liability that Whitebox Advisors, LLC, Whitebox Teton, Ltd. or any of their respective officers, directors, managers, employees, and other affiliates may have in respect of any such claim that may be possessed by the affected party.

(g)	This Letter Agreement shall be effective simultaneously with the execution and delivery of that certain Secured Subordinated Convertible Debenture Indenture among the Company, the Guarantors signatory thereto, and The Bank of New York Mellon Trust Company, N.A. and the consummation of the transactions contemplated thereby.
     Please confirm your agreement with the foregoing by signing a copy of this Letter Agreement in the space indicated and by initialing the Exhibit attached hereto and by returning the same to the undersigned.

Letter Agreement
                    , 2008

     This Letter Agreement may be executed in counterparts.
Sincerely,

TETON ENERGY CORPORATION
By:
Name:
Title:
Address for Notice:
410 17th Street, Suite 1850
Denver, CO 80202
Fax: (303)565-4606
With a copy (which shall not constitute notice) to:
David Danovitch, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Fax: (212) 980-5192
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASERS FOLLOWS]

Letter Agreement
                    , 2008

READ, ACCEPTED AND AGREED TO:
[PURCHASER SIGNATURE PAGES TO TEC LETTER AGREEMENT]
     IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Name of Purchaser:
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory:
Title of Authorized Signatory:
Email Address of Authorized Signatory:
Facsimile Number of Authorized Signatory:
Address for Notice of Purchaser:
Address for Delivery of Securities for Purchaser (if not same as address for notice):
Subscription Amount:
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]
[SIGNATURE PAGES CONTINUE]

EXHIBIT A
SECURITIES PURCHASE AGREEMENT